Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Bicara Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

NEWLY REGISTERED SECURITIES
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	13,529,750(2)	$18.00(1)	$243,535,500	0.00014760	$35,945.84
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(a)			$200,000,000	0.00014760	$29,520.00
CARRY FORWARD SECURITIES
Carry Forward Securities
	Total Offering Amounts					$243,535,500		$35,945.84
	Total Fees Previously Paid							$29,520.00
	Total Fee Offsets							—
	Net Fee Due							$6,425.84

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of 1,764,750 additional shares that the underwriters have the option to purchase.